UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2017

PROVECTUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36457	90-0031917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7327 Oak Ridge Hwy., Knoxville, Tennessee 37931

(Address of Principal Executive Offices)

(866) 594-5999

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 30, 2017, a group of investors (the “Miller Group”) of Provectus Biopharmaceuticals, Inc. (the “Company”) filed a Schedule 13D (the “Schedule 13D”) with the Securities and Exchange Commission disclosing certain communications it had had with the Company regarding its proposal for a potential investment in the Company’s securities (the “Miller Group Proposal”). The Schedule 13D both discloses material nonpublic information in violation of Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended, and also omits material information necessary to make the statements made in the Schedule 13D not misleading. The Miller Group also appears to be trying to manipulate the market with its cherry picking of facts to make it seem that the Company is working on a financing with the Miller Group while ignoring the many statements the Company has made to the Miller Group in which the Company has made clear that the Miller Group Proposal, in its current state, is wholly inadequate for the Company to consider the Miller Group Proposal seriously.

The Schedule 13D provides that the Company responded to a letter from the Miller Group regarding the Miller Group Proposal on March 27, 2017 (the “3/27 Company Letter”). The Company responded to the Miller Group because, even though the Miller Group had previously withdrawn its offer, it was now threatening imminent litigation. As provided in the Schedule 13D, in the 3/27 Company Letter, the Company noted that “if the Investors made a proposal that did not involve Peter R. Culpepper, the Issuer’s Board would consider it.” The Schedule 13D, however, failed to include several important points necessary to make this disclosure not misleading:

•	The Schedule 13D provides that the Miller Group “accepted the condition [of Culpepper not being involved in the Company]” but the Schedule 13D fails to disclose that the Miller Group “accepted” that condition with exceptions and caveats to Culpepper’s non-involvement that were entirely unacceptable to the Company. The Company, in a March 28 follow-up response to the Miller Group’s letter on March 28 (the “3/28 Company Response”), made it clear that the conditions of Culpepper’s non-involvement made by the Miller Group were not acceptable to the Company. Because the board of directors (the “Board”) terminated Mr. Culpepper for cause and believes that it would not be in the best interests of the Company and its stockholders to have Mr. Culpepper return to the Company in any capacity, the Company communicated to the Miller Group that the Board would not consider the Miller Group Proposal unless the Miller Group removed Mr. Culpepper’s involvement as an officer, director, consultant or advisor of the Company without condition or exception. Accordingly, the conditions and contingencies put on Culpepper’s non-involvement in the Company by the Miller Group were and continue to be unacceptable.

•	The Schedule 13D fails to disclose that the Miller Group has had numerous conversations and written communications with the Company both prior to and after the 3/27 Company Letter in which the Company has made clear that the Miller Group would need to make numerous changes to the Miller Group Proposal, including matching the terms of the preferred securities to be offered to the PRH Group (as defined below). In the 3/28 Company Response, the Company specifically stated to the Miller Group that the terms of the security proposed to be issued to the Miller Group investors in the Miller Group Proposal were inferior to the terms of the securities proposed to be issued the PRH Group. The Schedule 13D failed to disclose that the 3/28 Company Response indicated that the Board unanimously continued to believe that it is in the best interests of the Company and its stockholders to proceed with and to consummate the offer from the PRH Group.

•	The Scheduled 13D fails to disclose that the Company, in its discussions and communications with the Miller Group, has made clear that, in order for the Board to consider the Miller Group Proposal seriously, the condition that Peter Culpepper not be appointed as an officer, director, consultant or advisor of the Company in connection with the Miller Group’s financing is only one of the many conditions required by the Company.

•	The Schedule 13D fails to disclose that the Company specifically indicated to the Miller Group that it would consider the Miller Group Proposal in accordance with the terms of the Definitive Financing Commitment Term Sheet the Company entered into with another group of the Company’s investors (the “PRH Group”) on March 19, 2017, which provides that the Company may consider an alternative proposal in order to comply with the Board’s fiduciary duties under Delaware corporate law to determine whether the Miller Group Proposal was superior.

Counsel to the Miller Group attempted to justify its failure to disclose all of the material terms of the discussions and correspondence between the Company and the Miller Group by arguing that there was not sufficient time to include such discussions and correspondence in the Schedule 13D. However, the Schedule 13D was filed on March 30, but there was correspondence from the Company to the Miller Group on March 28 and telephone conversations and e-mail correspondence between the Company and the Miller Group on March 29 in which, as noted above, it was made clear that the Miller Group’s Proposal was still considered inferior to the PRH Group’s Proposal and that there were still numerous conditions, including non-involvement by Culpepper without exception, that must be met for the Miller Group’s offer to be given serious consideration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2017

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Timothy C. Scott
Timothy C. Scott President

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